UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)
Filed by the Registrant ☒
Filed by a Party other than the Registrant
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, For Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material Pursuant to § 240.14a-12
WRIGHT MEDICAL GROUP, INC.
(Name of Registrant as Specified in Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☒    No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a‑6(i)(1) and 0‑11.

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☐    Fee paid previously with preliminary materials:

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Wright Medical Group, Inc. 5677 Airline Road, Arlington, Tennessee 38002 901-867-9971 www.wmt.com

SUPPLEMENT DATED MAY 6, 2013 TO THE PROXY STATEMENT
FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON May 14, 2013

This supplement to the proxy statement dated April 4, 2013 relates to the proxy being solicited by the Board of Directors of Wright Medical Group, Inc. for use at the 2013 Annual Meeting of Stockholders and any postponement or adjournment thereof. The meeting will be held at the Westin Memphis Beale Street, located at 170 Lt. George W. Lee Avenue, Memphis, TN 38103, on May 14, 2013, beginning at 8 a.m. (Central Time).
This supplement to the proxy statement provides information about MacKenzie Partners, Inc., which will be assisting our directors, officers and employees in the solicitation of proxies for the annual meeting. This supplement to the proxy statement amends and restates a portion of the “Additional Information” section of the proxy statement under the subsection “Solicitation of Proxies.”
Solicitation of Proxies
We will solicit proxies on behalf of our Board of Directors by mail, telephone, facsimile, or other electronic means or in person. We will pay the proxy solicitation costs. We will supply copies of the proxy solicitation materials to brokerage firms, banks, and other nominees for the purpose of soliciting proxies from the beneficial owners of the shares of common stock held of record by such nominees. We request that such brokerage firms, banks, and other nominees forward the proxy solicitation materials to the beneficial owners and will reimburse them for their reasonable expenses. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for the meeting for a fee of $17,500 plus fees for additional services, as need. We have also agreed to reimburse them for reasonable out-of-pocket expenses.